CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-1A of the Northern Lights Fund Trust II and to the use of our report dated July 25, 2014 on the financial statements and financial highlights of Braver Tactical Opportunity Fund, a series of shares of beneficial interest of Northern Lights Fund Trust II.  Such financial statements and financial highlights appear in the May 31, 2014 Annual Report to Shareholders which is incorporated by reference in the Statement of Additional Information.

BBD, LLP

Philadelphia, Pennsylvania

September 24, 2014